EXHIBIT 99.02

Chegg appoints Dr. Paul J. LeBlanc to Board of Directors

SANTA CLARA, Calif., July 29, 2019 /PRNewswire/ -- Chegg (NYSE: CHGG), the leading student-first connected learning platform, today announced that Dr. Paul J. LeBlanc, President of Southern New Hampshire University ('SNHU'), has joined Chegg's Board of Directors, effective July 25, 2019.

"Paul is one of the most innovative and respected individuals in higher education," said Dan Rosensweig, President and CEO of Chegg. "It's clear from Paul's great work throughout his career in education that he not only shares our mission to put students first but also is helping drive technological innovation in higher education."

Dr. LeBlanc became President of SNHU in 2003, having previously served as President of Marlboro College in Vermont. While there, he introduced many first-of-their-kind programs, such as the first ever degree in e-commerce, established in 1998. While at SNHU, he has led an initiative to significantly cut the cost of a college degree by 75% and created the first direct assessment competency-based degree program to be approved by a regional accreditor and the U.S. Department of Education.

"I am delighted to be joining Chegg's Board of Directors, as it is one of the most student-centric and forward-looking companies in the education technology space today," said Dr. LeBlanc. "Innovation in the higher education sector has been a huge part of my career, and I look forward to extending this experience to Chegg and working with Dan and his team. Chegg can play a critical role in the new emerging eco-system of higher education."

Biography of Dr. Paul J. LeBlanc:

Since July 2003, Dr. LeBlanc has served as the President of Southern New Hampshire University, a private non-profit university. Previously, Dr. LeBlanc served as the President of Marlboro College, a private liberal arts college, from 1996 to 2003. Previously, he served as Director of Sixth Floor Media, a division of Houghton Mifflin Harcourt Publishing Company from 1993 to 1996. Dr. LeBlanc holds a B.A. in English from Framingham State University, a M.A. in English Language, Literature and Letters from Boston College, and a Ph.D. in Rhetoric, Composition and Technology from the University of Massachusetts, Amherst.

About Chegg:

Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

MEDIA CONTACT: Heather Hatlo Porter, press@chegg.com